Exhibit 99.1

PRESS RELEASE

IDT ENERGY STRIKES DEAL WITH BP TO SUPPLY ELECTRICITY AND GAS

NEWARK, NJ –2 July 2009:   IDT Energy, a subsidiary of IDT Corporation (NYSE: IDT; IDT.C), today said that it has selected BP Energy as its preferred supplier of electricity and natural gas in New York State.

“We are very pleased to forge this strategic relationship with BP Energy,” said IDT Energy’s CEO Geoff Rochwarger.  “This agreement enhances our ability to provide our customers with competitive rates and outstanding service throughout our New York service areas.”

Under the terms of the multi-year agreement, BP Energy will be the supplier of choice for IDT Energy - the largest residential energy supply company in New York state serving approximately 414,000 electric and gas meters.

“If this arrangement develops as we expect, it will enhance IDT’s liquidity by materially reducing the capital required to support our ESCO business,” said Bill Pereira, CFO of IDT Corporation.  “That will give us greater flexibility to support some of our other business initiatives.”

IDT Energy’s ability to purchase electricity and natural gas under the agreement is subject to satisfaction of certain conditions.

About IDT Energy:
IDT Energy (www.idtenergy.com) is an energy supply company (ESCO) providing electricity and natural gas primarily to residential and small business customers throughout New York State. IDT Energy’s headquarters are in Newark, New Jersey.  It is a subsidiary of IDT Corporation (NYSE: IDT; IDT.C).

About IDT Corporation:
IDT Corporation (www.idt.net) is a consumer focused company operating primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation
Bill Ulrey: (973) 438-3838